Exhibit 99.1

      WILD OATS MARKETS, INC. NAMES NEW SENIOR VICE PRESIDENT OF OPERATIONS

 DAN BOLSTAD BRINGS A WEALTH OF FOOD RETAIL OPERATIONS EXPERIENCE TO WILD OATS,
          AND REPLACES EDWARD DUNLAP WHO HAS RESIGNED FROM THE COMPANY

    BOULDER, Colo., July 21 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced Dan Bolstad has been named Senior Vice President of Operations, effective July 25, 2005. He succeeds Edward Dunlap, who has resigned from the Company.

    Mr. Bolstad, 52, brings more than 25 years of operations and management experience in the food retail industry. Most recently he was Senior Vice President of Operations for ShopKo Stores in Green Bay, Wis., a 140-store chain of multi-department retail stores. Mr. Bolstad spent most of his career at Fred Meyer Stores, a leading grocery and general merchandise retailer in the Pacific Northwest, which is owned by the Kroger Company. Mr. Bolstad served as Senior Vice President of Operations for Fred Meyer from 2001 to 2003, which included managing day-to-day operations of 132 stores in six regions. Prior to that, he held various management roles in store operations and merchandising during his 27-year tenure at Fred Meyer. Mr. Bolstad earned his Bachelor of Science degree in Business Administration from Portland State University in Portland, Ore.

    "With his deep operations experience in the food retail industry, we know Dan will be a strong asset to our Company and will help take our store operations to the next level," said Perry Odak, President and Chief Executive Officer of Wild Oats. "We have built a team of seasoned professionals with significant experience in food retailing, which will aid in our success as we enter a high growth phase for Wild Oats Markets."

    The Company has created an individual equity incentive plan as inducement to Mr. Bolstad's entry into employment with Wild Oats. The plan reserves for issuance of 100,000 shares of common stock, at a strike price of $12.37, vesting 25 percent on the first anniversary date of the creation of the plan, and monthly, thereafter, over the remaining 36 months.

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of more than $1 billion, the company currently operates 110 stores in 24 states and British Columbia. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

SOURCE  Wild Oats Markets, Inc.
    -0-                             07/21/2005
    /CONTACT: Contact: Sonja Tuitele, Corporate Communications, Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com /